Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Mercer International Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(2)

Equity	Common Stock, $1.00 par value per share	Other	2,500,000(3)	$3.595	$8,987,500	0.00015310	$1,375.99

Total Offering Amounts					$8,987,500		$1,375.99

Total Fee Offsets							—

Net Fee Due							$1,375.99

(1)

This Registration Statement covers an additional 2,500,000 shares of common stock of the Registrant authorized to be offered and sold under the Mercer International Inc. Amended and Restated 2022 Stock Incentive Plan, as amended effective May 30, 2025. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers an indeterminate number of additional shares of the Registrant’s common stock that may be issuable as a result of stock splits, stock dividends, or similar transactions.

(2)

Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(h)(1) under the Securities Act, based on the average of the high and low prices of the Registrant’s shares of common stock as reported on the Nasdaq Global Select Market on June 2, 2025.

(3)

Represents shares of common stock issuable pursuant to the grant, vesting or exercise of awards under the Mercer International Inc. Amended and Restated 2022 Stock Incentive Plan, as amended effective May 30, 2025.